Exhibit 10.2

EARN OUT AGREEMENT

This Agreement is made by and among the parties listed below and is effective as of the Effective Date as set forth below.

Parties:

Franklin Electronic Publishers, Inc., a company established and existing under the laws of Pennsylvania (USA), with its principal place of business at One Franklin Plaza, Burlington, New Jersey 08016-4907 (USA) (“Franklin”);

Mr. Hans Kreutzfeldt born on January 30, 1942, resident at Am Hasenkamp 33, 22457 Hamburg, Germany (“HK”);

Ms. Nina Kreutzfeldt, born on December 5, 1971, resident at Stresemannstraße 332, 22761 Hamburg, Germany (“NK”);

Mr. Simon Kreutzfeldt, born on October 7, 1974, resident at Spanische Furt 21, 22459 Hamburg, Germany (“SK”). (HK, NK, and SK are collectively referred to herein as the “Sellers”).

The Effective Date is the date that that Agreement concerning the sale and assignment of shares in a GmbH (limited liability company) (“Share Purchase Agreement”) between the parties concerning the sale and assignment to Franklin of all shares in Kreutzfeldt Electronic Publishing GmbH (“KEP”) (in which company all shares are held by the Sellers) is properly executed and delivered.

Background: The parties intend to enter into the Share Purchase Agreement by which Franklin will obtain ownership of all shares of KEP from Sellers. This Agreement is intended to set forth the terms and conditions under which Franklin shall provide consideration to Sellers for the transfer of such shares in addition to that set forth in the Share Purchase Agreement, which additional consideration shall depend (i) on the realization of certain cost savings by Franklin in its business that are expected by reason of its acquisition of KEP and (ii) on the earnings of KEP on a going forward basis as a wholly owned subsidiary of Franklin.

Terms and Conditions:

1.	Definitions:

a. Annual Savings means the difference between (i) the Base Amount and (ii) the sum of (x) the aggregate amount due from Franklin to KEP for data conversion services, including data conversion Quality Assurance services, rendered in a Calendar Year, (y) Franklin’s personnel costs (salaries plus fringe benefits) for data services in such Calendar Year, which amount shall not include personnel costs of Franklin’s Quality Assurance Department, and (z) any other out of pocket costs relating to data services expended by Franklin in such Calendar Year, such as, but without limitation, any third party consulting fees or travel expenses.

b. Base Amount means $780,118; provided, however, that such amount may be decreased or increased for a Calendar Year as follows: (a) in a Calendar Year in which Franklin completes or has completed for it more than thirty (30) data services projects (these projects do not include any work for mmc-cards) the Base Amount shall be increased by $26,000 for each data services project so completed in excess of thirty (30) such projects; or b) in any Calendar Year in which Franklin completes or has completed for it fewer than thirty (30) data services projects, the Base Amount shall be decreased by the product of (x) $26,000 and (y) the difference between thirty (30) and the number of such projects completed by of for Franklin in such calendar year.

c. Calendar Year means the calendar year beginning January 1, 2007 or the calendar year beginning January 1, 2008 and Calendar Years means both such years.

d. Earn Out Period means the period beginning on 1 April 2007 and running through March 31, 2017, except if one of the Kreutzfeldts voluntarily terminates his employment contract or it is terminated for good cause (except for health reasons). In this case for this person the Earn Out Periods ends with the ending of the employment contract.

e. Fiscal Year means a one year period during the Earn Out Period beginning on 1 April and ending on 31 March.

f. Initial Advance means the sum of 125,000 euros which shall be treated as an advance against any and all Periodic Earn Out Amounts that may become payable by Franklin to the Sellers pursuant to the terms hereof.

g. Maximum Earn Out means 1,550,000 euros.

h. Net Income means net income after taxes but before intercompany management or service charges resulting from the allocation of overhead costs of Franklin as shown on the financial statements of KEP for a Fiscal Year.

2.	Franklin’s Obligation to Pay Additional Consideration: In accordance with the terms set forth herein, Franklin agrees to pay to the Sellers, as Additional Consideration for the transfer of all shares in KEP to Franklin, the following amounts: (a) 50% of Franklin’s Annual Savings for the Calendar Years as governed by and limited by clause 4 herein and (b) 50% of Net Income for each Fiscal Year during the Earn Out Period (hereinafter such amount in respect of Net Income for any such Fiscal Year shall be referred to as a “Periodic Earn Out Amount”); provided, however, that in no case shall the aggregate of amounts to be paid by Franklin to the Sellers hereunder as Additional Consideration exceed the Maximum Earn Out. The services rendered from KEP to Franklin shall be charged at arms’ length prices.

3.	Forgiveness of Obligation to Repay the Initial Advance: The Sellers, jointly and severally, agree to repay the Initial Advance to Franklin within thirty (30) days of the end of the Earn Out Period; provided, however, that the repayment obligations of the Sellers as set forth in this clause 3 may be forgiven or may be limited as follows:

A.	in the case in which the Annual Savings for the Calendar Years equal or exceed EUR 250,000, such repayment obligations shall be forgiven.

B.	In the case in which the Annual Savings for the Calendar Years do not equal or exceed EUR 250,000, the shortfall between EUR 250,000 and such Annual Savings (the “Shortfall”) shall reduce the amount paid in respect of Periodic Earn Out Amounts payable by Franklin thereafter as follows: Franklin shall be entitled to a credit on an annual basis of up to ten percent (10%) of the Shortfall, which annual credit may be applied to reduce the amount paid out in connection with any Periodic Earn Out Amount otherwise payable hereunder; provided, however, that such credits in the aggregate shall not exceed the amount that the Sellers shall be required to repay to Franklin under this clause 3 as at 31 December 2008. In such case, the repayment obligations of the Sellers shall be limited to the repayment of the amount by which the Initial Advance exceeds the sum of the credits for the Shortfall that are offset against Periodic Earn Out Amounts.

C.	In any case the Initial Advance and the Additional Advance as defined herein, if any, shall be applied toward the Maximum Earn Out hereunder.

4.	Advances of Additional Consideration: Franklin shall pay to the Sellers the Initial Advance in cash on the Effective Date. In the case in which Annual Savings for the Calendar Years exceed EUR 250,000 Franklin shall pay to the Sellers an additional amount in cash in the amount of 50% of the amount by which such Annual Savings exceed EUR 250,000 (the “Additional Advance”); provided, however, that in no case shall the Additional Advance exceed EUR 75,000.

5.	Method of Payments: Franklin shall pay any Additional Advance due hereunder one hundred and twenty (120) days after the end of the Calendar Years. Franklin shall pay any Periodic Earn Out Amounts due hereunder, if any, in respect of any Fiscal Year within one hundred and twenty (120) days after the end of the respective Fiscal Year, subject to the right of Franklin to apply a credit against such payment as provided in clause 4. All payments by Franklin of Periodic Earn Out Amounts shall be made in the proportion by value of 50% in cash and 50% in stock, to wit, shares of the common stock of Franklin valued in the manner set forth in the Share Purchase Agreement; provided, that once the ratio of cash to stock as determined by the total consideration then paid by Franklin to the Sellers under the Share Purchase Agreement and under this Agreement reaches 75% cash and 25% stock, all payments of Periodic Earn Out Amounts thereafter shall be made in the proportion by value of 75% in cash and 25% in stock. Allocation of payments by Franklin to Sellers hereunder as to HK, NK, and SK, whether in cash or in stock, shall be made in accordance with the percentage of ownership table as set forth in the Stock Purchase Agreement. If any of the three Sellers cannot receive the payment – regardless of the reason – that payment will be split up between the remaining Seller(s). In the case that the Earn Out Period ends for one of the Sellers in accordance with section 1d, the preceding sentence does not apply. All translations of currency necessitated hereunder, to wit, the translation of United States dollars to euros in connection with the determination of Additional Consideration, shall utilize the average annual translation rate for the United States dollar to euros in respect of the Calendar Year at issue as reported by The Wall Street Journal.

6.	The sellers acknowledge and understand that the shares of Franklin common stock they may receive pursuant to this agreement will be “restricted securities” under U.S. federal securities laws, and may not be sold, transferred or otherwise disposed of without registration under the U.S. Securities Act of 1933 or an exemption from the registration provisions of such Act. Sellers represent to Franklin that the shares of Franklin common stock which may be issued to them will be acquired for their own accounts, for investment purposes only, and not with a view to distribution, and sellers understand and agree that upon issuance the shares will bear the following legend:

“These shares have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or otherwise disposed of in the absence of a registration statement in effect with respect to such securities or an opinion of counsel to the company to the effect that registration is not necessary in the circumstances.”

7.	General: This Agreement is the entire agreement between the parties with respect to the matters set forth herein and may not be amended or modified except in a writing signed by the party against whom enforcement of such amendment or modification is sought. In case of any conflict between the terms of the Share Purchase Agreement and the terms of this Agreement, the terms of this Agreement shall control. This Agreement governed by the laws of the United States and the State of New Jersey, without regard to its conflicts principles. Any dispute hereunder shall be subject to the sole jurisdiction of the courts sitting in the State of New Jersey.

Signed below intending to be legally bound hereby

/s/ Hans Kreutzfeldt	07/24/2006
Hans Kreutzfeldt	Date

/s/ Nina Kreutzfeldt	07/24/2006
Nina Kreutzfeldt	Date

/s/ Simon Kreutzfeldt	07/24/2006
Simon Kreutzfeldt	Date

Franklin Electronic Publishers, Inc.

BY:	/s/ C. Wallner	25.7.06
Date